MUNIINSURED FUND, INC.

FILE # 811-5190

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
11/30/01	Virginia Hsg Dev Auth 5.2% 7/1/19	$1,200,000	$666,600,000	Paine Webber
12/19/01	Puerto Rico Pub Fin Corp 5.7% 8/1/25	$235,000	$1,095,845,000	Morgan Stanley
		$	$
		$	$